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                                                                 EXHIBIT NO. 21

        The direct and indirect active subsidiaries of the registrant are:

              United Retail Holding Corporation
              United Retail Incorporated
              United Retail Logistics Operations Incorporated
              United Retail International, Ltd.
              United Distribution Services, Inc.
              The Avenue, Inc.
              Cloudwalkers, Inc.

        All the registrant's subsidiaries are organized under the laws of the State of Delaware except United Retail International, Ltd., which is organized under the laws of the Cayman Islands.